Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237942

Prospectus Supplement No. 5 to Prospectus dated November 5, 2020

AERKOMM INC.

UP TO A MAXIMUM OF 1,951,219 SHARES OF COMMON STOCK

This Prospectus Supplement No. 5 (“Prospectus Supplement No. 5”) relates to the Prospectus of Aerkomm Inc., dated November 5, 2020 (the “Prospectus”), relating to the offering (the “Offering”) up to 1,951,219 shares of our common stock on a best efforts basis as described in the Prospectus. The underwriter is not required to sell any specific number of shares offered by this Prospectus and is under no obligation to purchase any shares for its own account. The price to the public in this offering is €20.50 per share. Invest Securities SA is the sole underwriter for this Offering.  This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on November 12, 2020 (“Prospectus Supplement No. 1”), Amended Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on November 18, 2020 (“Amended Prospectus Supplement No. 2”), Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on December 7, 2020 (“Prospectus Supplement No. 3”) and Prospectus Supplement No. 4 filed with the Securities and Exchange Commission on January 4, 2021 (“Prospectus Supplement No. 4” and together with Prospectus Supplement No. 1, Amended Prospectus Supplement No. 2 and Prospectus Supplement No. 3, the “Prior Prospectus Supplements”), and is qualified by reference to the Prospectus and the Prior Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus and the Prior Prospectus Supplements, and may not be delivered without the Prospectus and the Prior Prospectus Supplements.

This Prospectus Supplement No. 5 is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2021, relating to a Final Office Action taken by the United States Patent and Trademark Office with respect to the trademark status of our company name, which was issued on December 1, 2020.

Our common stock is listed on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On February 22, 2021, the last reported sale price of our common stock on the OTCQX was $12.00. Since July 23, 2019, our common stock has also been listed on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.” On February 22, 2021, the last reported sale price of our common stock on the Euronext Paris was €5.20.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is February 23, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2021 (December 1, 2020)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01.	Other Events.

On December 1, 2020, the United States Patent and Trademark Office (the “USPTO”) issued a Final Office Action relating to Aerkomm Inc. (the “Company”), indicating that the Company’s US trademark application (Serial No. 88464588) for the name “AERKOMM,” which was originally filed with the USPTO on June 7, 2019, was being rejected because of a likelihood of confusion with a similarly sounding name trademarked at, and in use from, an earlier date. The Company is appealing this USPTO Final Office Action but there can be no guarantee that the USPTO will find on appeal in favor of the Company. The Company is actively considering changing its name and may determine to do so prior to any appeal decision by the USPTO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2021	AERKOMM INC.

/s/ Louis Giordimaina
Name: Louis Giordimaina
Title: Chief Executive Officer

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